Exhibit 99.2

Norcraft Companies, L.P. Commence Consent Solicitation

for 10.5% Senior Secured Second Lien Notes due 2015

May 16, 2011 – Eagan, Minnesota – Norcraft Companies, L.P. (“Norcraft”) announced today that it has commenced a consent solicitation (the “Consent Solicitation”) with respect to proposed amendments (the “Amendments”) to the indenture, dated as of December 9, 2009 (the “Indenture”), governing Norcraft’s and Norcraft Finance Corp.’s (the “Issuers”) outstanding 10.5% Senior Secured Lien Notes due 2015 (CUSIP No. 65556TAD9) (the “Notes”).

The Consent Solicitation is scheduled to expire at 5:00 P.M., New York City time, on May 20, 2011, unless extended (the “Expiration Date”). Norcraft is offering holders of its Notes who validly deliver (and do not validly revoke) a consent to the Amendments on or prior to the Expiration Date, a consent fee equal to $30.00 (the “Consent Fee”) for each $1,000 principal amount of such Notes. Holders of Notes will not be entitled to receive the Consent Fee unless they consent on or prior to the Expiration Date. Consents may be validly revoked by holders of Notes who delivered a consent at any time prior to the Expiration Date.

The Amendments would permit the Issuers to issue additional Notes under the Indenture in an aggregate principal amount of up to $60.0 million (the “Add-On Notes”) and distribute a portion of the proceeds to Norcraft Holdings, L.P. to purchase its 9 3/4% Senior Discount Notes due 2012 (the “Discount Notes”) tendered pursuant to Norcraft Holdings, L.P.’s previously announced tender offer and to redeem any remaining outstanding Discount Notes, and would make conforming changes to the Indenture and amend the Intercreditor Agreement (as defined in the Indenture) (the “Intercreditor Amendment”) to designate the Add-On Notes as “Senior Secured Notes” (as defined therein).

The obligation of Norcraft to accept validly delivered (and not validly revoked) consents and pay the Consent Fee to holders who validly deliver (and do not validly revoke) a consent prior to the Consent Date is conditioned on (i) holders of at least a majority of the aggregate principal amount of the outstanding Notes validly delivering (and not validly revoking) consents to the Amendments (the “Requisite Consents”) on or prior to the Expiration Date, (ii) Norcraft issuing at least $60.0 million in aggregate principal amount of additional Notes pursuant to Rule 144A and Regulations S of the Securities Act of 1933, as amended, or other debt financing (iii) execution of the Supplemental Indenture, and (iv) execution of the Intercreditor Amendment.

The Amendments will become effective upon execution of a supplemental indenture to the Indenture, which is expected to be executed promptly upon receipt of the Requisite Consents. The supplemental indenture will not become operative until the consents are paid for pursuant to the Consent Solicitation. If Holders of at least a majority in aggregate principal amount of the outstanding Notes consent to the Amendments, the Intercreditor Amendment will be effective and the Amendment therein will become operative upon its execution. If the Amendments become operative and Norcraft successfully issues the additional Notes, Norcraft will distribute most of the proceeds to Norcraft Holdings, L.P. in order to permit Norcraft Holdings, L.P. to consummate its previously announced tender offer.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. The solicitation of consents is being made solely pursuant to the Consent Solicitation Statement, Consent Letter and related materials to be distributed to the holders of Notes. No solicitation is being made herein to holders of securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

UBS Securities LLC is acting as the Solicitation Agent for the consent solicitation. Global Bondholder Services Corporation is acting as the Information Agent and Tabulation Agent. Persons with questions regarding the offer should contact the Solicitation Agent, toll-free at (888) 719-4210 or collect at (203) 719-4210. Requests for documentation relating to the consent solicitation may be directed to the Information and Tabulation Agent, toll-free at (866) 470-4300.

Contact:

Norcraft Companies, L.P.

Leigh E. Ginter, 651-234-3315

Chief Financial Officer

leigh.ginter@norcraftcompanies.com